EXHIBIT 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Marin Software Incorporated
(Exact Name of Registrant as Specified in Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	903,206(3)	$0.38	$343,218.28	0.00014760	$50.66
Total Offering Amount							$50.66
Total Fee Offsets(4)							$—
Net Fee Due							$50.66

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(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2) Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on February 16, 2024.

(3) Represents additional shares of the Registrant’s common stock reserved for issuance under the Registrant’s Amended and Restated 2013 Equity Incentive Plan resulting from the automatic annual 5% increase in the number of authorized shares reserved and available for issuance under the Amended and Restated 2013 Equity Incentive Plan on January 1 of each calendar year through 2033.

(4) The Registrant does not have any fee offsets.